Exhibit 10.1

Cardinal Health

Deferred Compensation Plan

Amended and Restated Effective as of January 1, 2009

Third Amendment

Background Information

A.	Cardinal Health, Inc. (“Cardinal Health”) established and maintains the Cardinal Health Deferred Compensation Plan (the “Plan”) for the benefit of participants and their beneficiaries.

B.	The Financial Benefit Plans Committee (the “Committee”) oversees the administration of the Plan and is authorized to make certain amendments to provisions of the Plan in accordance with authority delegated by the Human Resources and Compensation Committee of the Board of Directors of Cardinal Health.

C.	The Committee desires to amend the Plan to permit for immediate payment on a Participant’s death or Total Disability, effective no sooner than one year after the adoption of this amendment, and to conform the definition of Total Disability to the standard used for the tax qualified retirement plan, effective upon signing, subject to compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

D.	The Committee also desires to amend the Plan, effective upon signing, to clarify that a separate payment election was made available with respect to deferrals under the Company’s Long Term Incentive Cash Program, as administered.

E.	Section 7.1 of the Plan permits the amendment of the Plan at any time.

Amendment of the Plan

The Plan is hereby amended as follows, effective as of the dates set forth below:

1.	Section 1.1(z) of the Plan is hereby amended in its entirety to read as follows:

“(z) Total Disability. Occurs when a Participant is unable to engage in any substantial gainful activity and has qualified for benefits under the Company’s long term disability plan by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A Participant shall also be deemed to be totally disabled if determined to be totally disabled by the Social Security Administration. The Company may require the Participant to submit to periodic medical examinations at the Participant’s expense to confirm the existence and continuation of a Total Disability.”

2.	Section 5.1 of the Plan is hereby amended in its entirety to read as follows:

“5.1 Distribution Timing. A Participant shall receive payment of the amounts credited to his Account upon his Separation from Service due to Retirement or any other reason, or upon his death or Total Disability. The Participant will begin to receive the amount credited to his Account as of such date beginning on the first regular payment processing date to occur at least six months after the date of the Participant’s Separation from Service, death or Total Disability. The regular payment processing dates shall be the first business day coinciding with o next following January 15 and July 15 of each calendar year. If payment is to be made in a lump sum, it shall occur on the first regular payment processing date as described above. If payment is to be made in annual installments, it shall commence on such first regular payment processing date, with subsequent annual installments to occur on the same regular payment processing date each year thereafter until the Participant’s Account is distributed in full. Notwithstanding the foregoing, effective January 1, 2012, in the case of a Participant’s death or Total Disability before payment of the Participant’s Account has commenced, the Participant (or the Participant’s Beneficiaries) will receive or begin to receive the amount credited to his Account on the 15th of the month following notice to the record keeper for the Plan of the Participant’s death or Total Disability, or as soon as administratively practicable, but not more than 90 days, after the date of death or Total Disability. Payment of all such amounts will be made in accordance with the deferral election made under Section 5.5, which may provide for a different time or form of payment for distributions made upon death or Total Disability. In addition, effective as of January 1, 2009, in the case of the deferral of Performance-Based Compensation under the Long Term Incentive Cash Program, payment of all such amounts credited to a Participant’s Account will be made in accordance with the separate deferral election made for such amounts under Section 3.1, which may provide for a different time or form of payment from other amounts credited to the Participant’s Account.”

3.	All other terms and provisions of the Plan shall remain unchanged.

CARDINAL HEALTH, INC.

By:	/s/ Kendell F. Sherrer

Title:	VP Benefits

Date:	10/12/10

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